Exhibit 99.2

Employee FAQ

1.	What was announced today?

•	Lilly and POINT Biopharma Global Inc. (“POINT”) announced an agreement for the acquisition of POINT for $12.50 per share, or approximately $1.4 billion.

2.	Why does Lilly want to acquire POINT?

•	Lilly was looking for opportunities to expand the breadth of its oncology portfolio and recognized POINT’s leadership in the discovery, development and global access to next-generation radioligand therapies for cancer treatment, something which Lilly does not do today.

3.	Will POINT Biopharma continue to operate independently as a wholly owned subsidiary of Lilly? How will this transaction impact POINT employees?

•	Integration planning is in process. That said, it is very important to leadership and our Board that all of POINT’s employees are treated well in this transition. For the time being, we need to do our best to remain focused on our day-to-day work, keeping in mind the same patient focus that has driven everything we have done to date. Remember, a key reason for the acquisition of POINT was to acquire the teams that made POINT what it is today.

4.	When will we receive more information on timelines and integration plans?

•	Integration planning is in process, and we expect further clarity in the coming weeks.

5.	Does Lilly have operations in Canada? Will I need to relocate, or work out of Lilly’s offices?

•	Lilly does have offices in Canada, and many employees of Loxo@Lilly, part of Lilly’s oncology division, work remotely. POINT will continue to operate as a hybrid remote/in-office company, in Canada and the United States.

6.	What happens with our benefits following the deal close?

•	Integration planning is in process. Although no changes to benefits are currently contemplated, we expect further clarity over the coming weeks.

7.	What will happen to my stock options?

•	All current POINT stock options will be fully (100%) vested at the closing of the transaction and option holders will generally be cashed out in the transaction. This generally means that, shortly following the closing of the transaction, option holders will receive in cash the purchase price of $12.50 per share less the stock option exercise price per share, tax withholdings and required deductions for each option share held. Employees will not be required to purchase their option shares by a cash payment. Certain Canadian option holders will be subject to a separate process. More specifics on this process will be provided in the coming weeks. Please consult your tax advisor to address your personal situation.

8.	Will we receive our full 2023 bonuses?

•	Every employee of POINT will receive 100% of your target 2023 short term incentive bonus payment, subject to your continued employment through the remainder of 2023 and until the payment date, which we expect further clarity over the coming weeks.

9.	But as an employee who joined POINT after October 1st, 2022, I have not yet received any Long-Term Incentive (LTI) grants?

•	Employees who joined POINT between October 1st, 2022, and August 31st, 2023, who have yet to be granted stock options will receive a special cash payment at closing, subject to your continued employment. We expect further clarity over the coming weeks.

10.	When will the tender offer and transaction become final?

•	We currently anticipate that the tender offer and acquisition will be completed prior to the end of this year, subject to the satisfaction or waiver of customary closing conditions, including the tender of a majority of the outstanding shares of POINT’s common stock. In addition, the U.S. Nuclear Regulatory Commission is required to approve the transfer of some of POINT’s licenses.

11.	What happens between now and close?

•	Between the signing and closing, POINT and Lilly remain separate independent companies and POINT will continue to run its business as usual. Under federal law, POINT and Lilly are restricted from engaging in joint operations until the transaction has been completed. We may need to discuss certain exceptional or unusual commitments, but it is basically business as usual.

12.	What happens to our agreement with Lantheus?

•	Our agreement with Lantheus is not impacted by today’s announcement. Lantheus continues to remain the commercialization partner for both PNT2002 and PNT2003 with POINT providing commercial supply. All joint steering committees and activities will continue as planned.

13.	What changes will be made to the current POINT organizational structure or corporate goals?

•	Integration planning is in process, and we expect further clarity in the coming weeks. We will continue to be focused on our 2023 corporate goals and deliverables, just as we were as an independent company, and POINT will continue to run its business as usual.

14.	When will more information about the transaction and the background to the transaction be available?

•	Lilly will initiate the tender offer process with a public filing of a tender offer document, and POINT will make its own public filing at the same time. Please review these documents for additional information about the transaction and the background to the transaction.

15.	When will we receive more information on the timelines and integration plans?

•	We will work with Lilly to plan more detailed communications. While many details will be shared immediately following the closing, we will share updates (as appropriate) in the coming weeks.

For additional information, please see announcement press release https://www.pointbiopharma.com/press-releases/lilly-to-acquire-point-biopharma

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the United States Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of the Company will only be made pursuant to the tender offer materials that Lilly and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, Lilly and its acquisition subsidiary will file tender offer materials on Schedule TO, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of the Company at no expense to them at Lilly’s website at investor.lilly.com and (once they become available) will be mailed to the stockholders of the Company free of charge. Free copies of these materials and certain other offering documents will be made available by the Company by mail to POINT Biopharma Global Inc., 4850 West 78th Street, Indianapolis, IN 46268, Attention: Investor Relations, by email at investors@pointbiopharma.com, or by directing requests for such materials to the information agent for the tender offer, which will be named in the tender offer materials. The information contained in, or that can be accessed through, Lilly’s website is not a part of, or incorporated by reference into, this communication. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and the Company file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Lilly and the Company with the SEC for free on the SEC’s website at www.sec.gov.

Forward Looking Statements

This communication contains forward-looking statements related to the Company, Lilly and the proposed transaction that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the proposed transaction; statements about the expected timetable for completing the proposed transaction; the Company’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of the Company and Lilly; the ability to successfully commercialize the Company’s product candidates and generate future revenues with respect to the Company’s product candidates; and the anticipated timing of the closing of the proposed transaction.

Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of the Company’s stockholders will tender their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of U.S. Food and Drug Administration approvals or actions, if any; the impact of competitive products and pricing; that Lilly may not realize the potential benefits of the proposed transaction; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks listed under the heading “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by the Company and the Schedule TO and related tender offer documents to be filed by Lilly and its acquisition subsidiary. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to the Company and Lilly, and the Company and Lilly disclaim any obligation to update the information contained in this communication as new information becomes available.